Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-125012

December 20, 2006

Relating to Preliminary Prospectus Supplement

dated December 14, 2006 and

Accompanying Prospectus dated July 29, 2005

Contact:

John J. Luttrell, CFO

(949) 699-3918

THE WET SEAL, INC. AMENDS COMPARABLE STORE SALES GUIDANCE FOR DECEMBER

FOOTHILL RANCH, CA, December 20, 2006 -The Wet Seal, Inc. (NASDAQ: WTSLA) (the “Company”), which is involved in a pending secondary offering for certain stockholders, announced today that the Company believes the increase in comparable store sales during fiscal December will be in the range of 1 to 3 percent, as compared to low to mid single digits as previously announced. This estimate remains subject to the strength of comparable store sales during the remainder of December.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 432 stores in 46 states, the District of Columbia and Puerto Rico, including 338 Wet Seal stores and 94 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains a forward-looking statement related to the expected comparable store sales increase for December. This forward-looking statement relates to the expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control including sales through fiscal December. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in its forward-looking statements. Such factors include, but are not limited to, those described in the Company’s Form 10-Q for the fiscal quarter ended October 28, 2006, as filed with the Securities and Exchange Commission. This news release contains results reflecting a partial year that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

We have filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus included in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we, Credit Suisse or any other underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800.221.1037.

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SOURCE: The Wet Seal, Inc.